Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Shareholders
STERIS plc

We are aware of the incorporation by reference in the following STERIS plc Registration Statements of our review report, dated November 8, 2016, relating to the unaudited consolidated interim financial statements of STERIS plc and subsidiaries, included in its Form 10-Q for the quarter ended September 30, 2016:

Registration Number	Description

333-207721	Form S-8 Registration Statement – STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated

333-207722	Form S-8 Registration Statement – STERIS Corporation 401(k) Plan

333-214491	Form S-8 Registration Statement – STERIS plc 2006 Long-Term Equity Incentive Plan

Cleveland, Ohio
November 8, 2016